Exhibit 23.1
Consent of Independent Certified Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements of Emdeon Inc. on Form S-8 (No. 333-161266) pertaining to the Emdeon Inc. 2009 Equity Incentive Plan and on Form S-8 (No. 333-167742) pertaining to the Emdeon Inc. Employee Stock Purchase Plan of our report dated May 5, 2010, except for Note 2 as to which the date is November 17, 2010, relating to the consolidated financial statements of Chamberlin Edmonds Holdings, Inc. as of and for the year ended December 31, 2009 which appears in this Current Report on Form 8-K/A.
/s/ BDO USA, LLP

(formerly known as BDO Seidman, LLP)
Atlanta, Georgia
November 30, 2010